Exhibit 99.1

Agenus Reports Q4 and Year-End 2024 Results; Strategic Operational Improvements and Significant Cost Reductions Enhance Sustainability of Promising BOT/BAL Program

LEXINGTON, Mass.--(BUSINESS WIRE)-- Agenus Inc. (“Agenus” or the “Company”) (Nasdaq: AGEN), an immuno-oncology company advancing innovative cancer therapies, today reported financial and operational results for Q4 and full-year 2024, highlighting strategic measures to substantially reduce operational costs while preserving and enhancing the potential of its leading BOT/BAL program.

"In line with our strategic objectives, we significantly reduced our annualized operational burn rate. We anticipate further reducing our annual burn to an annualized rate of approximately $50 million by mid-2025 through the externalization of development costs associated with BOT/BAL, monetization of our CMC assets, and other reductions in operating expenses," stated Garo Armen, Ph.D., Chairman and CEO of Agenus. "These steps reflect our commitment to prioritizing resources for BOT/BAL— our most promising clinical asset— while maintaining its development trajectory."

Key Operational Highlights:

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Achieved Q4 2024 operational cash burn of $28.7 million, substantially reducing annualized expenditures.
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Initiated further operational cost reductions expected to lower annual burn to approximately $50 million by mid-2025.
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Continued aggressive monetization of non-core assets, including manufacturing infrastructure in Emeryville, Berkeley, and Vacaville, CA, to bolster cash position and reduce operating expenses.

Clinical Progress and Strategic Validation:

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Botensilimab/balstilimab (BOT/BAL) program demonstrated groundbreaking clinical outcomes in resistant tumor types, strongly validated by external clinical trials and global oncology experts. Specifically, data presented at ASCO-GI 2025 demonstrate the potential of BOT/BAL to deliver meaningful, durable responses across neoadjuvant and later lines of CRC treatment—especially for patients whose tumors are unresponsive to existing checkpoint inhibitors.
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Presentations of preclinical and clinical data at major medical congresses during 2024 at ASCO-GI, AACR, ASCO, ESMO, ESMO-GI, and SITC.
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Continued BOT/BAL data generation via investigator-sponsored trials (ISTs), led by top global oncology centers, providing independent validation and substantial cost-efficiencies.

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Discussions ongoing for potential partnerships and external funding aimed at accelerating BOT/BAL clinical registration in key cancer indications, notably colorectal cancer.

These deliberate operational and strategic actions position Agenus to effectively sustain and advance its high-potential BOT/BAL program, ensuring the company continues delivering substantial value for both patients and shareholders.

Financial Highlights

Agenus ended the year 2024 with a consolidated cash balance of $40.4 million compared to $76.1 million on December 31, 2023. Cash used in operations for the year ended December 31, 2024 was $158.3 million, reduced from $224.2 million for the prior year.

For the year ended December 31, 2024, Agenus recognized revenue of $103.5 million and incurred a net loss of $232.3 million, or $10.59 per share. For the fourth quarter ended December 31, 2024, Agenus recognized revenue of $26.8 million and incurred a net loss of $46.8 million or $2.04 per share. Revenue primarily includes non-cash royalty revenue.

Conference Call

Date: Tuesday, March 11th, at 8:30 a.m. ET
To access dial-in numbers, please register here.
Conference ID: 73242

Webcast

A live webcast and replay of the conference call will be accessible on the company’s website at https://investor.agenusbio.com/events-and-presentations.

About Botensilimab (BOT)

Botensilimab is a human Fc enhanced CTLA-4 blocking antibody designed to boost both innate and adaptive anti-tumor immune responses. Its novel design leverages mechanisms of action to extend immunotherapy benefits to “cold” tumors which generally respond poorly to standard of care or are refractory to conventional PD-1/CTLA-4 therapies and investigational therapies. Botensilimab augments immune responses across a wide range of tumor types by priming and activating T cells, downregulating intratumoral regulatory T cells, activating myeloid cells and inducing long-term memory responses.

Approximately 1,100 patients have been treated with botensilimab in phase 1 and phase 2 clinical trials. Botensilimab alone, or in combination with Agenus’ investigational PD-1 antibody, balstilimab, has shown clinical responses across nine metastatic, late-line cancers. For more information about botensilimab trials, visit www.clinicaltrials.gov with the identifiers NCT03860272, NCT05608044, NCT05630183, and NCT05529316.

About Balstilimab (BAL)

Balstilimab is a novel, fully human monoclonal immunoglobulin G4 (IgG4) designed to block PD-1 (programmed cell death protein 1) from interacting with its ligands PD-L1 and PD-L2. It has been evaluated in >900 patients to date and has demonstrated clinical activity and a favorable tolerability profile in several tumor types.

About Agenus

Agenus is a leading immuno-oncology company targeting cancer with a comprehensive pipeline of immunological agents. The company was founded in 1994 with a mission to expand patient populations benefiting from cancer immunotherapy through combination approaches, using a broad repertoire of antibody therapeutics, adoptive cell therapies (through MiNK Therapeutics) and adjuvants (through SaponiQx). Agenus has robust end-to-end development capabilities, across commercial and clinical cGMP manufacturing facilities, research and discovery, and a global clinical operations footprint. Agenus is headquartered in Lexington, MA. For more information, visit www.agenusbio.com or @agenus_bio. Information that may be important to investors will be routinely posted on our website and social media channels.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding its botensilimab and balstilimab programs, expected regulatory timelines and filings, and any other statements containing the words "may," "believes," "expects," "anticipates," "hopes," "intends," "plans," "forecasts," "estimates," "will," “establish,” “potential,” “superiority,” “best in class,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, the factors described under the Risk Factors section of our most recent Annual Report on Form 10-K for 2023, and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. Agenus cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this press release, and Agenus undertakes no obligation to update or revise the statements, other than to the extent required by law. All forward-looking statements are expressly qualified in their entirety by this cautionary statement.

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Source: Agenus Inc.